Exhibit g(8)
APPENDIX "A"
TO
CUSTODIAN AGREEMENT
BETWEEN
State Street Bank and Trust Company and Each of the Following
Investment Companies
Dated as of July 18, 1998
 The following is a list of the Funds and their respective Portfolios for which the Custodian shall serve under a Custodian Agreement dated as of February 1, 1996 (the "Custodian Agreement"):
Fund                        Portfolio                         Effective as of:
Fidelity Advisor Series I   Fidelity Advisor Small Cap Fund*  September 6, 1998

Fidelity Capital Trust      Fidelity Disciplined Equity Fund  February 1, 1996
Fidelity Destiny Portfolios Destiny I                         February 1, 1996
                            Destiny II                        February 1, 1996
Fidelity Magellan Fund      Fidelity Magellan Fund            February 1, 1996

*New fund added effective as of September 6, 1998.


 IN WITNESS WHEREOF, each of the parties hereto has caused this
Appendix to be executed in its name and behalf as of the day and year first set forth opposite each such Portfolio.
Each of the Investment Companies Listed on State Street Bank and Trust
Company
this Appendix A to the Custodian Agreement,
on Behalf of Each of Their Respective Portfolios
By:         /s/John Costello           By:      /s/Ronald E. Logue
Name:       John Costello Name:                 Ronald E. Logue
Title:      Asst. Treasurer Title:              Executive Vice President